Exhibit 99.1

Alpha Pro Tech to Launch New REX™ Fortis House Wraps with Revolutionary JX ALTA 360 Drainage Technology™

Nogales, Arizona, September 25, 2017 — Alpha Pro Tech, Ltd. (NYSE American, NYSE MKT: APT), a leading manufacturer of products designed to protect people, products and environments, including disposable protective apparel and building products, today announced that Alpha ProTech Engineered Products, Inc. has signed an exclusive contract with JX Nippon ANCI, Inc., a manufacturer and seller of nonwoven mesh fabrics, to launch REX™ Wrap Fortis House Wraps with JX ALTA 360° Drainage Technology™, a line of house wrap utilizing the revolutionary JX ALTA 360⁰ drainage technology. The new product line will be marketed by APT and JX Nippon ANCI, Inc. The exclusive agreement covers North America, parts of the Caribbean and Belize through 2020, as well as automatic extensions for two year periods provided that certain sales forecast are attained.

With its one-of-a-kind construction, REX™ Wrap Fortis with JX ALTA 360° Drainage Technology™ uniquely enables the drainage of water in EVERY direction to protect buildings from the elements exponentially better than a traditional housewrap while decreasing job site material waste, simplifying installation to reduce labor and carrying fewer products. The line comes in three variations; High-P, for those climates needing a high permeability product, Low-P, for those climates needing a low permeability product and a Commercial version made specifically for large format/high rise applications that need to meet the NFPA 285 fire codes. All three products may be used as a component to an EIFS or one-coat stucco system and meet the code requirements as an air barrier as well. No other house wrap product on the market today offers this unique construction of 360° drainage technology.

Lloyd Hoffman, CEO of Alpha Pro Tech, commented, “Our new REX™ Wrap Fortis house wrap line provides us with a substantial opportunity in a segment of the house wrap market that we have not yet tapped into, significantly expanding the growth opportunities in our Building Supply segment. We already have commitments from building contractors to use REX™ Wrap Fortis with JX ALTA 360° Drainage Technology™ in their upcoming construction projects. The initial customer response has been extremely positive as contractors recognize the quality of the product and its unique features. As part of our commitment to our customers and shareholders, we continually look to develop and market innovative, high quality, value-added products.”

Alvin Everson, President of JX Nippon ANCI, Inc., commented, “The relationship with APT represents a powerful opportunity for us to extend the use of our fabrics to a line of cutting-edge products. We are excited to work with APT to offer the most technologically advanced house wraps on the market.”

For more information on REX™ Wrap Fortis House Wraps with JX ALTA 360⁰Drainage Technology™, visit www.alphaprotech.com or contact:

Bruce Hayden, SVP Sales & Marketing – Building Products

323 South Blanchard Street

Valdosta, GA 31601

229-560-5859

bhayden@alphaprotech.com

About JX Nippon ANCI, Inc.

JX Nippon ANCI, Inc. (JX ANCI) is the manufacturer of CLAF®, the high valued, unique, cross laminated polyolefin mesh used in construction, packaging, paper reinforcement and numerous other applications. JX ALTA 360° Drainage Technology is a trademark of JX Nippon ANCI, Inc. JX ANCI is a member of JXTG Group. JXTG, founded in 1888 and a member of the Fortune Global 500 list for the last 23 years, is the largest energy-related company in Japan. JX ANCI has two plants located in Roanoke, AL and Dalton, GA, along with a sister plant in Narita, Japan. JXTG’s company mission is “harnessing the Earth’s power for the common good and for the day-to-day life of each individual, we will contribute to the development of our communities and help to ensure a vibrant future through creation and innovation in energy, resources, and materials.” For more information, visit: www.jxanci.com and www.hd.jxtg-group.co.jp/english

About Alpha Pro Tech Ltd.

Alpha Pro Tech, Ltd. is the parent company of Alpha Pro Tech, Inc. and Alpha ProTech Engineered Products, Inc. Alpha Pro Tech, Inc. develops, manufactures and markets innovative disposable and limited-use protective apparel products for the industrial, room, medical and dental markets. Alpha ProTech Engineered Products, Inc. manufactures and markets a line of construction weatherization products, including building wrap and roof underlayment. The Company has manufacturing facilities in Salt Lake City, Utah; Nogales, Arizona; Valdosta, Georgia; and a joint venture in India. For more information and copies of all news releases and financials, visit Alpha Pro Tech’s website at www.alphaprotech.com.

Certain statements made in this press release constitute “forward-looking statements” within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include any statement that may predict, forecast, indicate or imply future results, performance or achievements instead of historical facts and may be identified generally by the use of forward-looking terminology and words such as “expects,” “anticipates,” “estimates,” “believes,” “predicts,” “intends,” “plans,” “potentially,” “may,” “continue,” “should,” “will” and words of similar meaning. Without limiting the generality of the preceding statement, all statements in this press release relating to estimated and projected earnings, margins, costs, expenditures, cash flows, sources of capital, growth rates, opportunities for product growth and future financial and operating results are forward-looking statements. We caution investors that any such forward-looking statements are only estimates based on current information and involve risks and uncertainties that may cause actual results to differ materially from the results contained in the forward-looking statements. We cannot give assurances that any such statements will prove to be correct. Factors that could cause actual results to differ materially from those estimated by us include the risks, uncertainties and assumptions described from time to time in our public releases and reports filed with the Securities and Exchange Commission, including, but not limited to, our most recent Annual Report on Form 10-K. We also caution investors that the forward-looking information described herein represents our outlook only as of this date, and we undertake no obligation to update or revise any forward-looking statements to reflect events or developments after the date of this press release. Given these uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual results.